Exhibit 99.1

Sharplink Reports Second Quarter 2026 Financial and Operating Results; Builds Momentum for a New Ethereum Era

Driving Broader Market Engagement Through Active Treasury Management,

Productivity Initiatives and Strategic Ecosystem Investments

MIAMI, FL — August 10, 2026 — Sharplink, Inc. (Nasdaq: SBET) (“Sharplink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today reported financial and operating results for the three and six months ended June 30, 2026, along with an update on its ETH treasury strategy.

“During the second quarter, we remained highly active across both treasury management and Ethereum ecosystem development, deploying capital into initiatives designed to enhance the productivity of our ETH and strengthen the infrastructure supporting broader adoption,” said Joseph Chalom, Chief Executive Officer of Sharplink. “We are excited by the growing momentum we are seeing across the Ethereum ecosystem. Institutional adoption is accelerating, onchain activity continues to expand and ETH has recently demonstrated meaningful outperformance versus other crypto assets. We view improving market recognition as one of many signals reinforcing our belief that a new Ethereum era is taking shape.”

Continuing, Chalom noted, “Having built one of the largest publicly traded ETH treasuries and the institutional infrastructure required to manage it, we are using that scale to help support Ethereum’s next chapter. Through our support of EthLabs, Ethereum Institutional and EthSystems, we are helping strengthen core protocol development, institutional adoption and privacy infrastructure needed to accelerate Ethereum’s value proposition. Our efforts, alongside other leading ecosystem stakeholders, are strengthening Ethereum’s narrative to better reflect the ongoing adoption supercycle. We are excited to carry that momentum forward to support the next phase of Sharplink’s growth.”

1

Second Quarter 2026 Highlights

Income Statement and Balance Sheet

●	Total revenue increased to $11.5 million in Q2 2026, reflecting strong growth, compared to $0.7 million for the three months ended June 30, 2025. The increase was primarily driven by Sharplink’s actively managed ETH treasury strategy, which was launched on June 2, 2025.
●	SG&A expenses were $9.1 million for the three months ended June 30, 2026, compared with $2.4 million in the prior-year quarter. The increase primarily reflected Sharplink’s ETH treasury strategy operating for a full quarter in 2026, versus only a partial period following its launch in early June 2025, including higher personnel, custody, insurance, legal, accounting and other public-company infrastructure costs.
●	Net loss was $394.3 million, compared to a net loss of $103.4 million in Q2 2025. The increase in net loss was primarily driven by non-cash unrealized losses and impairments partially offset by net realized gains.

○	Unrealized loss: $321.0 million due to ETH market conditions in the second quarter of 2026.
○	LsETH and weETH impairment charge: $76.1 million.
○	These charges are non-cash accounting losses and do not reduce the number of ETH and ETH-equivalent tokens held; however, impairment charges reduce the carrying value of LsETH and weETH under U.S. GAAP and are not reversed for subsequent market recoveries.

●	Cash and cash equivalents totaled $56.2 million as of June 30, 2026, compared with $28.5 million as of December 31, 2025.

Joseph Lubin, Sharplink Chairman, Founder and CEO of Consensys and Co-Founder of Ethereum, added, “Ethereum is moving from an era of proving the technology to putting it to work as foundational infrastructure for programmable financial and economic activity. Stablecoins, tokenized assets, decentralized markets and agentic finance are increasingly operating at meaningful scale, supported by stronger infrastructure and growing participation from both institutions and the broader Ethereum community. Sharplink’s support for EthLabs, Ethereum Institutional and EthSystems reflects our belief that stronger protocol development, institutional engagement and privacy infrastructure will accelerate and broaden adoption.”

Ethereum Treasury and Operational Highlights

●	Sharplink’s ETH holdings totaled approximately 886,881 ETH[1] as of June 30, 2026, and 888,938 ETH[2] as of August 3, 2026.
●	Crypto assets totaled approximately $1.4 billion as of June 30, 2026, valued on a U.S. GAAP basis.
●	On June 23, 2026, Sharplink completed a $75.0 million registered direct offering, issuing 10,013,351 shares of common stock and accompanying warrants at a combined purchase price of $7.49 per share and warrant. The transaction was completed at a premium to Sharplink’s net asset value.

○	Sharplink used a portion of the offering proceeds to acquire approximately 10,000 ETH at an average purchase price of approximately $1,611 per ETH.

1 Total ETH holdings held as of June 30, 2026, comprised of 632,784 native ETH, 181,321 ETH as-if redeemed from LsETH and 72,776 ETH as-if redeemed from weETH, using a conversion date of June 30, 2026.

2 Total ETH holdings held as of August 3, 2026, comprised of 634,255 native ETH, 181,748 ETH as-if redeemed from LsETH and 72,935 ETH as-if redeemed from weETH, using a conversion date of August 3, 2026.

2

○	Sharplink also repurchased approximately 2.1 million shares of its common stock at an average price of approximately $4.70 per share, for an aggregate purchase price of approximately $10.0 million.
○	Since initiating repurchase activity in August 2025, Sharplink has repurchased 4,071,223 shares of its common stock at an aggregate cost of approximately $41.7 million.

●	As an institutional steward of the Ethereum ecosystem, Sharplink will provide anchor funding to three independent organizations serving distinct but complementary functions:

○	EthLabs: Founded by former senior Ethereum Foundation contributors, EthLabs is focused on advancing the core protocol, scaling and interoperability to prepare Ethereum for the next wave of institutional, DeFi and agentic-finance adoption while reinforcing the network’s credible neutrality, security and resilience.
○	Ethereum Institutional: Ethereum Institutional serves as the dedicated institutional front door to the Ethereum ecosystem, helping banks, asset managers, custodians and market infrastructure providers move from evaluation to deployment. The organization has built more than 500 institutional relationships and convened over 150 senior executives representing approximately $250 trillion in combined assets.
○	EthSystems: Founded by the team behind the Ethereum Foundation’s Institutional Privacy Task Force, EthSystems is developing privacy and compliance infrastructure designed to enable banks, asset managers and other regulated institutions to transact on Ethereum at scale without exposing sensitive information such as trade details or client identities.

●	Sharplink was added to the Russell 2000 and Russell 3000 indexes as part of the June 2026 index reconstitution, broadening Sharplink’s institutional visibility and eligibility for index-linked ownership.
●	Subsequent to quarter end, Sharplink announced the launch of the Galaxy Sharplink Onchain Yield Fund (the “Fund”) with $125.0 million in committed capital, including $100.0 million from Sharplink and $25.0 million from Galaxy. Galaxy serves as investment manager, with responsibility for sourcing, diligence, portfolio construction, position oversight and risk management. Sharplink expects to fund the first investments in the coming weeks.

Conference Call Details

Sharplink’s executive team will host a conference call, followed by a question-and-answer period this morning, Monday, August 10, 2026, beginning at 8:30 AM ET. Please use one of the following methods to access the call:

●	Date: Monday, August 10, 2026
●	Time: 8:30 AM ET
●	Toll-free dial-in number: (877) 407-2988
●	International dial-in number: (201) 389-0923
●	Webcast: Sharplink’s Q2 2026 Earnings Call

Participants can also access Sharplink’s earnings call using the call me option here for instant telephone access to the event, which will be active 15 minutes before the scheduled start time.

A telephonic replay will be available approximately three hours after the conference call concludes through Monday, August 24, 2026.

●	Toll-free replay number: (877) 660-6853

3

●	International replay number: (201) 612-7415
●	Replay ID: 13761089

A link to the live webcast and replay will also be available at https://www.sharplink.com/investors.

For more detailed information, please refer to the Quarterly Report on Form 10-Q for the three and six months ended June 30, 2026, filed with the U.S. Securities and Exchange Commission, and accessible at www.sec.gov or on Sharplink’s website found at www.sharplink.com.

About Sharplink

Sharplink (Nasdaq: SBET) is a leading institutional-grade Ethereum treasury platform designed to give public market investors smarter, more productive exposure to ETH. Ethereum underpins the majority of global stablecoin, tokenized real-world assets and decentralized finance settlement. Sharplink was founded in 2019 and is headquartered in Miami, Florida. Learn more at www.sharplink.com.

Forward-Looking Statements

Forward-Looking Statement Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, goals and expectations regarding the Company’s strategy and potential partnerships; the intended use of proceeds, including potential share repurchases; the Company’s Ethereum treasury strategy and expected common stock per-share effects; and other statements accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words, but the absence of these words does not mean that a statement is not forward looking. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the anticipated gross proceeds from the Offering, the intended use of proceeds therefrom, the satisfaction of customary closing conditions, and the expected timing and completion of the Offering, the potential use of the Company’s ATM facility; the Company’s ability to repurchase additional shares of its common stock under its stock repurchase program; the Company’s ability to achieve and sustain profitable operations; volatility in the market price of ETH and its resulting impact on the Company’s accounting and financial reporting; changes in government regulation of cryptocurrencies and online betting; changes in securities laws or other applicable regulations; fluctuations in customer demand and overall economic conditions; competitive pressures, including competing products, pricing, and sales cycles; the protection and enforcement of the Company’s proprietary rights; and other risks and uncertainties described in the Company’s Annual Report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are generally required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for other certain types of crypto assets, the Company uses the historical costs less impairment model. This model may require the Company to record an associated impairment charge reflected in net income as a result of a decrease in the market price of the crypto assets below the cost value at which the Company’s crypto assets are carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release. There can be no assurance that any repurchases will be made under the program, and any repurchases may be suspended, modified or discontinued at any time and are subject to market conditions and applicable legal requirements.

CONTACT:

Sharplink’s Investor Relations Contact:

Sean Mansouri, CFA or Aaron D’Souza | Elevate IR

Phone: (720) 330-2829

Email: ir@sharplink.com

Sharplink’s Media Contact:

Email: media@sharplink.com

4

SHARPLINK, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2026	December 31, 2025
	(unaudited)
Assets
Current Assets
Cash	$56,195	$28,539
USDC stablecoin	-	1,882
Accounts receivable, net of allowance for credit losses of $0 both periods presented	280	221
Prepaid expenses and other current assets	880	511
Total current assets	57,355	31,153

Crypto assets at fair value	988,838	1,899,683
Crypto assets at cost	369,148	500,912
Other assets	751	18
Total assets	$1,416,092	$2,431,766

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$5,486	$12,749
Total current liabilities	5,486	12,749

Long-Term Liabilities
Other long term liabilities	86	-
Total liabilities	5,572	12,749

Commitments and Contingencies (Note 10)

Stockholders’ Equity
Common Stock, $0.0001 par value; authorized shares 2,500,000,000; issued 221,054,539 and 198,646,255, respectively; outstanding shares: 216,983,308 and 196,707,797 respectively	22	20
Treasury stock, 4,071,231 of Common Stock at cost	(41,743)	(31,721)
Additional paid-in capital	3,344,472	3,263,114
Accumulated deficit	(1,892,231)	(812,396)
Total stockholders’ equity	1,410,520	2,419,017
Total liabilities and stockholders’ equity	$1,416,092	$2,431,766

5

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenue from staking	$11,161	$29	$22,662	$29
Revenue from affiliate marketing	367	668	924	1,410
Total revenue	11,528	697	23,586	1,439

Gains and (losses) from operations
Realized gain on crypto assets, net	1,433	5,374	13,438	5,374
Unrealized loss on crypto assets at fair value, net	(321,003)	(2,437)	(827,667)	(2,437)
Total gains (losses) from operations, net	(319,570)	2,937	(814,229)	2,937

Operating expenses
Cost of revenues from affiliate marketing	258	488	690	1,098
Selling, general, and administrative expenses	9,060	2,387	18,939	3,503
Stock-based compensation, related party	-	16,379	-	16,379
Impairment of crypto assets at cost	76,093	87,813	267,763	87,813
Total operating expenses	85,411	107,067	287,392	108,793

Operating loss	(393,453)	(103,433)	(1,078,035)	(104,417)

Other income
Interest income	178	37	381	49
Total other income	178	37	381	49

Net loss before income taxes	(393,275)	(103,396)	(1,077,654)	(104,368)
Income tax expense	(999)	(27)	(2,181)	(30)
Net loss	$(394,274)	$(103,423)	$(1,079,835)	$(104,398)

Denominator for net loss per share - basic and diluted:
Basic and diluted weighted average shares	209,784,133	24,202,467	209,358,151	12,989,772
Net loss per share - basic and diluted	$(1.88)	$(4.27)	$(5.16)	$(8.04)

6